MAIL TO:

                           Colorado Secretary of State
                            1560 Broadway, Suite 200
                             Denver, Colorado 80202
                                 (303) 866-2361

                              ARTICLES OF AMENDMENT
                                     to the
                            ARTICLES OF INCORPORATION

     Pursuant  to  the  provisions  of  the  Colorado   Corporation   Code,  the
undersigned corporation adopts the following Articles of Amendments to its Articles of Incorporation:

     FIRST: The name of the corporation is (note l) Art Cards, Inc.


     SECOND: Tbe following amendment to the Articles of Incorporation was adopted on September 14, 1987 , as prescribed by the Colorado Corporation Code, in the manner marked with an X below:

         ____ Such amendment was adopted by the board of directors where no shares have been issued

         X        Such amendment was adopted by a vote of the shareholders.  The
         ----     number of shares voted for the  amendment was  sufficient  for approval.

                          ARTICLE FOUR - CAPITAL STOCK

     The amount of authorized capital stock of this corporation is 20,000,000 shares of common stock, each share having a $0.0001 par value. All shares, when issued, shall be fully paid and nonassessable, and the private property of shareholders shall not be liable for corporate debts.

                    ARTICLE SIXTEEN - LIABILITY OF DIRECTORS

     The officers and directors of this corporation shall be subject to the doctrine of corporate opportunities only insofar as it applies to business opportunities in which this corporation has expressed an interest as determined from time to time by the corporation's Board of Directors as evidenced by resolutions appearing in the corporation's Minutes. When such areas of interest are delineated, all such business opportunities with such areas of interest which come to the attention of the officers and directors of this corporation shall be disclosed promptly to this corporation and nade available to it. The Board of Directors may reject any business opportunity presented to it and thereafter any officer or director may avail himself of such opportunity. Until such time as this corporation, through its Board of Directors, has designated an area of interest, the officers and directors of this corporation shall be free to engage in such areas of interest on their own and this doctrine shall not limit the rights of any officer or director of this corporation to continue a business existing prior to the time that such area of interest is designated by this corporation. The provision shall not be construed to release any employee of the corporation fron any duties which he may have to the corporation.

         THIRD: The manner, if not set forth in such amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the amendment shall be effected, is as follows:

     FOURTH The manner in which such amendment effects a change in the amount of a stated capital, and the amount of stated capital as changed by such amendment, are as follows:


                                                      Art Cards, Inc.   (Note 1)
*See attached for signature
of the President                             *
                                             By /s/ Richard H. Miller
                                               --------------------------------
                                               Its              President

                                             and /s/ Richard M. Gawlik  (Note 2)
                                                --------------------------------
                                               Its               Secretary

                                                                        (Note 3)
                                                --------------------------------
                                                Its              Director